Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores CA 94065

March 27, 2006

Mr. Michael D. Dingman, Jr.
2332 Block Court
Erie, CO 80516

Dear Michael,

Wherify Wireless, Inc., a Delaware corporation (the “Company”), is pleased to confirm our understanding relating to certain matters relating to your proposed appointment to the Company’s Board of Directors (the “Board”).

If you are appointed to the Board and you accept such appointment, the Company will issue you an option (the “Option”) pursuant to its stock option plan to purchase 50,000 shares of Common Stock of the Company (the “Shares”) at a purchase price equal to the current fair market value of such Shares as determined by the Board. The Option will vest in equal monthly increments over four years so long as you remain a member of the Board. If you serve on the Board for one year and are appointed for another term, you will receive an additional option for 10,000 Shares which will vest ratably monthly over 12 months. You will receive additional options for 10,000 Shares for each one year term of service on the Board thereafter. The Option and any such additional options will be issued subject to the terms of the Company’s customary form of agreement for a non-statutory stock option.

In addition to the equity compensation described above, you will be paid $3,000 per calendar quarter in which you serve on the Board plus an additional $2,000 per meeting for each of the first five meetings per year that you attend. We also reimburse you for your reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees thereof.

We are confident that you and the Company will find mutual satisfaction with your participation on the Board. As a reminder, your continued service on the Board is subject at all times to the sole discretion of the Company’s stockholders. In addition, all Board members should be aware that their services as directors to the Company are subject to statutory and fiduciary duties and responsibilities pursuant to applicable California and Delaware law.

All of us at the Company are very excited about your joining the team and look forward to a mutually beneficial and fruitful relationship.

Very Truly Yours,

/s/ W. Douglas Hajjar
W. Douglas Hajjar, Co-Chairman

cc: Board of Directors

AGREED AND ACCEPTED:

/s/ Michael D. Dingman, Jr.
Michael D. Dingman, Jr.